EXHIBIT 10.1

                            Subcontracting Agreement


This agreement made between Neurotech Development Corporation, with offices at 10 Cedar Swamp Rd., Glen Cove, New York and Shanghai Guangsha (Group) Co. Ltd., with offices at No 515 Xingshong Rd., Xingzhurong, Minghang Zone, Shanghai for the construction of Ren De Convalescent Hospital.

This construction shall be done in phases. Each phase shall be paid in accordance with the work to be performed in that phase.

The first phase shall be for the civil engineering and site work. A deposit of RMB 9,000,000 shall be paid against a projected total of RMB40,500,000.

At the completion of each phase a Neurotech compliance officer shall review the completed work. A certificate of completion will be issued by Neurotech. If local permit or approval is needed by government that permit shall be an integrated part of the approval.

This agreement may be terminated if the work completed is not in accordance and in compliance with local laws, and in accordance with the drawings approved by Shanghai Dadian Biological Technology Co. Ltd. and Neurotech.





Agreed:  Shanghai Guangsha (Group) Co. Ltd. Date:    [Stamp in Chinese]
                  [Seal in Chinese]




Agreed:  Neurotech Development Corporation           Date: January 21, 2002
                  [Corporate Seal]

                  /s/ Larry Artz
                  -------------------
                  Larry Artz, Vice President